Exhibit 4.2

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of September 24, 2018, is entered into by and among Roan Resources, Inc., a Delaware corporation (the “Company”), the Existing LINN Owners (as defined below), Roan Holdings, LLC, a Delaware limited liability company (“Roan Holdings”), and any other persons signatory hereto from time to time (together with the Existing LINN Owners and Roan Holdings, the “Principal Stockholders”).

WHEREAS, in connection with the consummation of the transactions whereby Linn Energy, Inc., a Delaware corporation, and Roan Holdings have reorganized their respective 50% interests in Roan Resources, LLC, a Delaware limited liability company, under the Company (the “Reorganization”), the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among themselves.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any specified Person means any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this Agreement, no Principal Stockholder shall be deemed to be an Affiliate of the Company, and no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Agreement” has the meaning given to such term in the recitals hereto.

“Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement each Principal Stockholder is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in the State of Texas or the State of New York are authorized or required by law to close for business.

“Bylaws” means the Bylaws of the Company as in effect on the Closing Date.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on September 19, 2018, as in effect on the Closing Date.

“Closing Date” means the date on which the Reorganization is consummated.

“Common Stock” means the Class A Common Stock, par value $0.001, of the Company.

“Company” has the meaning given to such term in the recitals hereto.

“Existing LINN Owners” means each of the Elliott Group, Fir Tree Group and York Group.

“Elliott Entities” means, collectively, Elliott Associates, L.P., The Liverpool Limited Partnership and Spraberry Investments Inc.

“Elliott Group” means for so long as such person holds Common Stock, the Elliott Entities and each transferee of Common Stock directly or indirectly (in a chain of title) from the Elliott Entities; provided, that such transferee is an Affiliate of the Elliott Entities.

“Fir Tree Entities” means, collectively, Fir Tree Capital Opportunity Master Fund III, L.P., Fir Tree Capital Opportunity Master Fund, L.P., Fir Tree E&P Holdings VI, LLC, FT SOF IV Holdings, LLC, FT SOF V Holdings, LLC and FT COF(E) Holdings, LLC.

“Fir Tree Group” means for so long as such person holds Common Stock, the Fir Tree Entities and each transferee of Common Stock directly or indirectly (in a chain of title) from the Fir Tree Entities; provided, that such transferee is an Affiliate of the Fir Tree Entities.

“Independent Director” means a director that meets the independence standards of the Trading Market and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Principal Stockholders” has the meaning given to such term in the recitals hereto.

“Reorganization” has the meaning given to such term in the recitals hereto.

“Roan Holdings” has the meaning given to such term in the recitals hereto.

“Trading Market” means the principal national securities exchange on which shares of Common Stock are or will be listed.

“Trigger Date” means the date of the Company’s 2020 annual general meeting of stockholders.

“York Entities” means, collectively, York Capital Management, L.P., York Credit Opportunities Investments Master Fund, L.P., York Credit Opportunities Fund, L.P., York Multi-Strategy Master Fund, L.P., Exuma Capital, L.P., York Select Strategy Master Fund, L.P. and Jorvik Multi-Strategy Master Fund, L.P..

“York Group” means for so long as such person holds Common Stock, the York Entities and each transferee of Common Stock directly or indirectly (in a chain of title) from the York Entities; provided, that such transferee is an Affiliate of the York Entities.

Section 1.2    Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b)    The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c)    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted

ARTICLE II

GOVERNANCE MATTERS

Section 2.1    Designees.

(a) Upon the consummation of the Reorganization, the Board shall consist of eight directors, including (i) Evan Lederman, Matthew Bonanno and Andrew Taylor (together with any director designated pursuant to Section 2.1(b), the “Existing LINN Owner Directors”), (ii) John V. Lovoi, Paul B. Loyd, Michael P. Raleigh and Anthony Tripodo (together with any director designated pursuant to Section 2.1(d), the “Roan Holdings Directors”) and (iii) Tony Maranto (together with any director designated pursuant to Section 2.1(e), the “CEO Director”). The Board shall consist of two classes of directors, with each of Tony Moranto and, subject to Section 2.1(c), the Roan Independent Director (as defined below) serving a term ending on the date of the Company’s 2019 annual general meeting of stockholders, and each of Evan Lederman, Matthew Bonanno, Andrew Taylor, John V. Lovoi, Paul B. Loyd, Michael P. Raleigh and Anthony Tripodo serving a term ending on the Trigger Date. Following the Trigger Date, the Board will cease to be classified and nominations for director shall be made by the Board upon the advice of the Company’s nominating and corporate governance committee.

(b)    During the period beginning on the Closing Date and ending on the earlier of (i) the Trigger Date and (ii) with respect to the applicable Existing LINN Owner, the date on which such Existing LINN Owner ceases to Beneficially Own at least 5% of the outstanding shares of Common Stock, the applicable Existing LINN Owner shall have the right, but not the obligation, to designate one director to the Board to fill any vacancy on the Board due to the death, disability, resignation or removal of any Existing LINN Owner Director designated by such Existing LINN Owner; provided, however, that at all times, at least one Existing LINN Owner Director shall be an Independent Director (the “LINN Independence Requirement”). In the event that the Linn Independence Requirement is no longer satisfied, the Existing LINN Owners shall promptly (i) cause the removal of an Existing Linn Owner Director in accordance with Section 2.1(f) and (ii) designate a director to the Board who qualifies as an Independent Director to fill such vacancy. If an Existing LINN Owner’s designation rights terminate pursuant to the foregoing Section 2.1(b)(ii), then the director designated to the Board by such Existing LINN Owner at such time shall be entitled to continue serving in such capacity until the end of such director’s then-current term.

(c)    During the period beginning on the Closing Date and ending on the earlier of (i) the Trigger Date and (ii) the date on which Roan Holdings ceases to Beneficially Own at least 5% of the outstanding shares of Common Stock, Roan Holdings shall have the right, but not the obligation, to (a) designate one Independent Director to the Board (the “Roan Independent Director”), subject to the consent of the Existing LINN Owners (such consent not to be unreasonably withheld), and (b) to fill any vacancy on the Board due to the death, disability, resignation or removal of any Roan Independent Director designated pursuant to clause (a) of this Section 2.1(c) after the date hereof. Upon the designation and approval of the Roan Independent Director in accordance with this Section 2.1(c), the Principal Stockholders and the Company will take all Necessary Action to expand the Board to nine seats to include the Roan Independent Director.

(d)    During the period beginning on the Closing Date and ending on the earlier of (i) the Trigger Date and (ii) the date on which Roan Holdings ceases to Beneficially Own at least 5% of the outstanding shares of Common Stock, Roan Holdings shall have the right, but not the obligation, to designate to the Board a number of directors equal to: (i) if Roan Holdings Beneficially Owns at least 30% of the outstanding shares of Common stock, four directors; (ii) if Roan Holdings Beneficially Owns at least 15% but less than 30% of the outstanding shares of Common Stock, three directors; and (iii) if Roan Holdings Beneficially Owns at least 5% but less than 15% of the outstanding shares of Common Stock, two directors, in each case to fill any vacancy on the Board due to the death, disability, resignation or removal of any Roan Holdings Director; provided, however, that at all times, at least one Roan Holdings Director shall be an Independent Director (the “Roan Holdings Independence Requirement”). In the event that the Roan Holdings Independence Requirement is no longer satisfied, Roan Holdings shall promptly (i) cause the removal of a Roan Holdings Director in accordance with Section 2.1(f) and (ii) designate a director to the Board who qualifies as an Independent Director to fill such vacancy. If the designation rights of Roan Holdings terminate or diminish pursuant to the foregoing Section 2.1(d)(ii), then each applicable director designated to the Board by Roan Holdings at such time shall be entitled to continue serving in such capacity until the end of such director’s then-current term(s). For the avoidance of doubt, the designation rights of Roan Holdings under this Section 2.1(d) shall be in addition to its designation right under Section 2.1(c).

(e)    During the period beginning on the Closing Date and ending on the Trigger Date, the Company shall cause the then-current chief executive officer of the Company to be designated to serve as a member of the Board upon the removal of any CEO Director due to any failure by such CEO Director to hold the title of Chief Executive Officer of the Company.

For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Principal Stockholder shall have the right to designate a replacement director, and neither the Company nor any Principal Stockholder shall be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by such Principal Stockholder in excess of the number of directors that such Principal Stockholder is then entitled to designate for membership on the Board pursuant to this Agreement.

For so long as any Principal Stockholder has the right to designate at least one director to the Board under this Agreement, the Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed nine (exclusive of any directors who may be elected by the holders of any class or series of preferred stock of the Company specified in the related Certificate of Designation); provided, that the number of directors may be increased if necessary to (i) satisfy the requirements of applicable laws and stock exchange regulations or (ii) provide a Principal Stockholder with the number of directors that such Principal Stockholder is entitled to designate under this Article II.

The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to take all Necessary Action to effectuate the above by: (A) including the persons designated pursuant to this Section 2.1 in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, (B) nominating and recommending each such individual to be elected as a director as provided herein, (C) soliciting proxies or consents in favor thereof, and (D) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director.

(f)    So long as any Existing LINN Owner or Roan Holdings is entitled to designate one or more nominees pursuant to Section 2.1(b), (c) or (d), each Existing LINN Owner and Roan Holdings shall have the right to request the removal of any director (with or without cause) designated by such Existing LINN Owner or Roan Holdings, as applicable, from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company and the Principal Stockholders shall take all Necessary Action to cause such removal.

(g)    Nothing in this Section 2.1 shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule.

Section 2.2    Restrictions on Other Agreements. No Principal Stockholder shall, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with other Principal Stockholders, holders of shares of Common Stock that are not parties to this Agreement or otherwise).

ARTICLE III

INFORMATION RIGHTS

Section 3.1    Financial Statements and Periodic Reports. At all times when the Company is not obligated to file reports under Section 13 or Section 15(d) of the Exchange Act, the Company shall provide the following information to each Existing LINN Owner and to Roan Holdings, and shall satisfy such obligation by timely posting all such information to its website and making such information accessible to the general public, or by timely and publicly filing all such information with the Securities and Exchange Commission (the “Commission”) on Form 10-K, Form 10-Q or Form 8-K, as applicable, as if the Company were required to file such reports under the Exchange Act:

(a) for each fiscal year of the Company ending on or after December 31, 2018, copies of an annual report on Form 10-K for such fiscal year, which report shall be delivered no later than 90 days following the end of such fiscal year and shall include the same information and disclosures as the Company would be required to include in such report if it were a reporting company under the Exchange Act, including, without limitation, (i) consolidated financial statements of the Company and its subsidiaries as of the end of such fiscal year, which financial statements shall (A) include a comparison to the prior fiscal year results, (B) be prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States (“GAAP”) and (C) be audited by a nationally recognized accounting firm approved by the Board and accompanied by a report and opinion thereon by such accounting firm prepared in accordance with GAAP and (ii) a management discussion and analysis of financial condition and results of operations with respect to such financial statements (an “MD&A”);

(b)    for each of the first three fiscal quarters of each fiscal year of the Company, copies of a quarterly report on Form 10-Q for such fiscal quarter, which report shall be delivered no later than 45 days following the end of such fiscal quarter and shall include the same information and disclosures as the Company would be required to include in such report if it were a reporting company under the Exchange Act, including, without limitation, (i) consolidated financial statements of the Company and its subsidiaries as of the end of such fiscal quarter, which statements shall (A) include year-to-date results and a comparison to the corresponding period in the prior fiscal year and (B) be prepared in accordance with GAAP, and (ii) an MD&A with respect to such financial statements;

(c)    from time to time after the occurrence of any event that the Company would be required to report on a Form 8-K if it had been a reporting company under the Exchange Act, a current report on Form 8-K containing the same information as would be required to be contained in, and within the timing required by, a Current Report on Form 8-K under the Exchange Act;

(d)    a complete transcript of each quarterly conference call hosted by the Company pursuant to Section 3.2, which transcript shall be provided no later than two Business Days after the date of such conference call; and

(e)    such additional information as is required to ensure that sufficient “current public information” with respect to the Company is available on the Company’s website to satisfy the requirements of Section 4(a)(7) (as may be amended from time to time, “Section 4(a)(7)” of the Securities Act of 1933, as amended (such act, and the rules and regulations promulgated thereunder, the “Securities Act”) and Rule 144A and Rule 144(c) promulgated under the Securities Act.

Section 3.2    Quarterly Conference Calls. The Company shall host, and each Existing LINN Owner and Roan Holdings shall have access to, quarterly conference calls with senior officers of the Company to discuss the results of operations for the relevant reporting period, which calls shall (except as otherwise determined by the Board with respect to any particular reporting period) include a reasonable and customary question and answer session. Each such quarterly call shall be hosted no later than 30 days after the Company provides the corresponding annual or quarterly financial statements in accordance with Section 3.1; provided, that any customary quarterly earnings call with equity holders of the Company shall be deemed to constitute such quarterly call for purposes of this Agreement.

Section 3.3    Rule 144, 144A and Section 4(a)(7) Information. The Company shall use commercially reasonable efforts to (a) post to the Company’s website in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (b) make and keep publicly available all information necessary to comply with Section 4(a)(7), Rule 144A promulgated under the Securities Act (as may be amended from time to time, “Rule 144A”) and Rule 144 promulgated under the Securities Act (as may be amended from time to time, “Rule 144”) with respect to resales of shares of Common Stock, to the extent required from time to time to enable the Existing LINN Owners and Roan Holdings to sell shares of Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Section 4(a)(7), Rule 144A and Rule 144 or (ii) any other rules or regulations now existing or hereafter adopted by the Commission. Upon the reasonable request of any Existing LINN Owner or Roan Holdings, the Company will deliver to such Existing LINN Owner or Roan Holdings, as applicable, a written statement as to whether it has complied with such information requirements, and, if not, the specific reasons for non-compliance.

ARTICLE IV

EFFECTIVENESS AND TERMINATION

Section 4.1    Effectiveness. This Agreement shall be deemed to be effective upon the consummation of the Reorganization. For the avoidance of doubt, to the extent the Reorganization is not consummated, the provisions of this Agreement shall be without any force or effect.

Section 4.2    Termination. This Agreement shall terminate upon the earlier to occur of (a) such time as none of the Principal Stockholders Beneficially Own any shares of Common Stock and (b) the delivery of written notice to the Company by all of the Principal Stockholders then owning shares of Common Stock requesting the termination of this Agreement. Further, at such time as a particular Principal Stockholder no longer Beneficially Owns any shares of Common Stock, all rights and obligations of such Principal Stockholder under this Agreement shall terminate and such Principal Stockholder shall no longer be a party to this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(a)	If to the Company, to:

Roan Resources, Inc.

14701 Hertz Quail Springs Pkwy

Oklahoma City, OK 73134

Attn: General Counsel

Facsimile: 405-753-9041

With copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Ste 2500

Houston, TX 77002

Attn: Alan Beck

Facsimile: 1.713.615.5620

Email: abeck@velaw.com

(b)	If to the Existing LINN Owners, to:

Fir Tree Capital Management, LP

55 West 46th Street, 29th Floor

New York, New York 10036

Email: legalnotices@firtree.com

Elliott Management Corporation

40 West 57th Street

New York, New York 10019

York Capital Management, L.P.

767 5th Avenue, 17th Floor

New York, New York 10153

Email: rswanson@yorkcapital.com

With copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attn: Andrew Calder, P.C., Julian Seiguer, P.C. and Kim Hicks

Facsimile: 713-836-3601

Email: julian.seiguer@kirkland.com

(c)	If to Roan Holdings, to:

Roan Holdings, LLC

10000 Memorial Dr., Suite 550

Houston, TX 77024

Attn: Board of Managers

Facsimile: 713-579-2611

Email: pbl@loydhouse.com; mraleigh@domain-energy.com;

kloyd@jvladvisors.com; james@ce2ok.com

With a copy (which shall not constitute notice) to:

Thompson & Knight LLP

811 Main Street, Suite 2500

Houston, Texas 77002

Attention: Timothy T. Samson

Facsimile: 832-397-8068

Email: timothy.samson@tklaw.com

Section 5.2    Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement. Any signature hereto delivered by a party by facsimile or other means of electronic transmission shall be deemed an original signature hereto.

Section 5.4    Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 5.5    Further Assurances. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 5.6    Governing Law; Equitable Remedies. THIS AGREEMENT AND ANY CLAIMS AND CAUSES OF ACTION HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The

parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 5.7    Consent to Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of any federal or state court located within Harris County, Texas and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents, to the fullest extent permitted by law, to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.8    Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.9    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Principal Stockholders may each assign any of their respective rights hereunder to any of their respective Affiliates, provided, that any such Affiliate executes a joinder to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 5.10    Dispute Resolution. All claims and controversies, in each case, arising out of or relating to this Agreement, shall be determined and resolved in accordance with the following procedures:

(a)    Covered Disputes. Any claim among the parties hereto or their respective Affiliates arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity (each, a “Dispute”) shall be resolved in accordance with the procedures specified in this Section 5.10, which shall be the sole and exclusive procedure for the resolution of any such Dispute, except that any party hereto, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in their sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action the parties hereto will continue to participate in good faith in the procedures specified in this Section 5.10.

(b)    Initial Mediation. In the event of a Dispute, and prior to proceeding to arbitration pursuant to Section 5.10(c), the parties hereto must submit the Dispute to any mutually agreed mediation service for mediation by providing to the mediation service a joint, written request for mediation, setting forth the subject of the Dispute and the relief requested. The Dispute shall be mediated in Houston, Texas within 30 days from the date that a written request for mediation is made by any party hereto, and the mediation shall be conducted before a single mediator to be agreed upon by the parties hereto. If the parties hereto cannot agree on the mediator, each party hereto shall select a mediator and the mediators so selected shall together unanimously select a neutral mediator who will conduct the mediation. The parties hereto shall cooperate with the mediation service and with one another in scheduling the mediation proceedings. The parties hereto covenant that they will use commercially reasonable efforts in participating in the mediation. The parties hereto agree that the mediator’s fees and expenses and the costs incidental to the mediation will be shared equally among them. The parties hereto further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the parties hereto, their agents, employees, experts, and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the parties hereto, provided, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. The decision of the mediator shall be non-binding on the parties hereto.

(c)    Arbitration as a Final Resort. Any Dispute that is not resolved by mediation pursuant to Section 5.10(b) must be resolved through the use of binding arbitration in accordance with the AAA Rules, as supplemented to the extent necessary to determine any procedural appeal question by the Federal Arbitration Act (Title IX of the United States Code). If there is any inconsistency between this Section 5.10(c) and the Commercial Arbitration Rules of the Federal Arbitration Act, the terms of this Section 5.10(c) shall control the rights and obligations of the parties hereto. Such arbitration shall be conducted as follows:

(i)    If there is more than one Dispute that involves the same facts and parties as the facts and parties with respect to which arbitration has been initiated pursuant to this Agreement, such Disputes shall be consolidated into the first arbitration initiated pursuant to this Agreement.

(ii)    Arbitration may be initiated by a party (“Claimant”) serving written notice on another party (“Respondent”) that the Claimant has referred the Dispute to binding arbitration pursuant to this Section 5.10(c). Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto and identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. All arbitrators must be neutral parties who have never been officers, directors or employees of or performed material work for the parties hereto, the Company or any of their respective Affiliates within the preceding five-year period and must agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the parties hereto or the Company reviewed by the arbitrators in the process of resolving such dispute. Arbitrators must have a formal education or training in the area of dispute resolution and must have not less than seven years of experience as a lawyer in the energy industry with experience in upstream or transactional issues. The two arbitrators so chosen by the parties to the Dispute shall select a third arbitrator within 30 days after the second arbitrator has been appointed. If either (A) the Respondent fails to name its party-appointed arbitrator within the time permitted, or (B) the two arbitrators are unable to agree on a third arbitrator within 30 days from the date the second arbitrator has been appointed, then, in either case, the missing arbitrator(s) shall be selected by the American Arbitration Association (the “AAA”) with due regard given to the selection criteria above and input from the parties to the Dispute and other arbitrators. The AAA shall select the missing arbitrator(s) not later than 90 days from initiation of arbitration. In the event the AAA should fail to select the third arbitrator within 90 days from initiation of arbitration, then either party to the Dispute may petition the Chief United States District Judge for the Southern District of Texas to select the third arbitrator. Due regard shall be given to the selection criteria above and input from the parties to the arbitrable Dispute and other arbitrators.

(iii)    Claimant and Respondent shall each pay one-half of the compensation and expenses of the AAA and the arbitrator(s).

(iv)    The hearing shall be conducted in Houston, Texas and commence within 60 days after the selection of the third arbitrator, unless delayed by order of the arbitrators. The hearing shall be based upon written position papers submitted by Claimant and Respondent within 30 days after the selection of the third arbitrator, stating such Person’s proposed resolution of the dispute. The parties to the Dispute and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. The arbitrators shall determine the Disputes and render a final award on or before 30 days following the completion of the hearing. The arbitrators’ decision shall be in writing and set forth the reasons for the award. In rendering the award, the arbitrators shall abide by (A) the terms and conditions of this Agreement including, without limitation, any and all restrictions, prohibitions or limitations on damages or remedies set forth in this Agreement and (B) the Law of the State of Delaware. The arbitrators shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement.

(v)    Notwithstanding any other provision of this Agreement, any party to the Dispute may, prior to the appointment of the third arbitrator, seek temporary injunctive relief from any court of competent jurisdiction; provided, that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court-ordered relief shall not continue more than ten days after the appointment of the arbitrators and in no event for longer than 90 days. In order to prevent irreparable harm, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be final, binding on and non-appealable by the parties to the Dispute. Each party to the Dispute agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that either party to the Dispute may authorize any such court to enter judgment on the arbitrators’ decisions. The arbitrators may not grant or award indirect, consequential, punitive or exemplary damages or damages for lost profits.

(vi)    In any Dispute under this Agreement, the prevailing party to the Dispute shall be entitled to recover arbitration and court costs and attorneys’ fees in addition to any other relief to which such Person is entitled.

(d)    Tolling and Performance. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 5.10(c) are pending. The parties hereto shall take any action required to effectuate that tolling. Each party hereto is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 5.10(c), unless to do so would be impossible or impracticable under the circumstances.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

ROAN RESOURCES, INC.

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	President and Chief Executive Officer

Signature Page to Stockholders’ Agreement

PRINCIPAL STOCKHOLDERS:

Fir Tree Capital Opportunity Master Fund III, L.P.

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

Fir Tree Capital Opportunity Master Fund, L.P.

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

Fir Tree E&P Holdings VI, LLC

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

Signature Page to Stockholders’ Agreement

FT SOF IV Holdings, LLC

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

FT SOF V Holdings, LLC

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

FT COF(E) Holdings, LLC

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

Signature Page to Stockholders’ Agreement

York Capital Management, L.P.

By:	/s/ Richard P. Swanson
Name:	Richard P. Swanson
Title:	General Counsel

York Credit Opportunities Investments Master Fund, L.P.

By:	/s/ Richard P. Swanson
Name:	Richard P. Swanson
Title:	General Counsel

York Credit Opportunities Fund, L.P.

By:	/s/ Richard P. Swanson
Name:	Richard P. Swanson
Title:	General Counsel

York Multi-Strategy Master Fund, L.P.

By:	/s/ Richard P. Swanson
Name:	Richard P. Swanson
Title:	General Counsel

Signature Page to Stockholders’ Agreement

York Select Strategy Master Fund, L.P.

By:	/s/ Richard P. Swanson
Name:	Richard P. Swanson
Title:	General Counsel

Exuma Capital, L.P.

By:	/s/ Richard P. Swanson
Name:	Richard P. Swanson
Title:	General Counsel

Jorvik Multi-Strategy Master Fund, L.P.

By:	/s/ Richard P. Swanson
Name:	Richard P. Swanson
Title:	General Counsel

Signature Page to Stockholders’ Agreement

Spraberry Investments Inc.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

The Liverpool Limited Partnership

By: Liverpool Associates, Ltd., as general partner

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Elliott Associates, L.P.

By: Elliott Capital Advisor, LP, as general partner
By: Braxton Associates, Inc., as general partner

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Signature Page to Stockholders’ Agreement

ROAN HOLDINGS, LLC

By:	/s/ Paul B. Loyd, Jr.
Name:	Paul B. Loyd, Jr.
Title:	President

Signature Page to Stockholders’ Agreement